                          Exhibit B1

NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Twelve Months Ended December 31, 2000
(Unaudited, Subject to Adjustment)


[S]               [C]
INCOME
     Revenue (1)          $188,588
                    --------
     Total income          188,588
                    --------


EXPENSES

     Operating expenses
          Cost of sales          171,403
          Depreciation          2,650
          Selling, general and administrative expenses     15,258
          Income tax          (16)
                    --------
     Total operating expenses          189,295
                    --------

     Operating income (loss)          (707)

     Other income (expense), net     483
                    --------

Net income (loss)          (224)

Accumulated deficit at beginning of period          (30,423)
Purchase accounting adjustment     (30,562)
                    --------
Accumulated deficit at end of period          $   (85)
                    ========


(1) Represents revenue of former subsidiary (AllEnergy Marketing Co., L.L.C.)